Exhibit (6)(t)(xvii)

COLLEGE RETIREMENT EQUITIES FUND
(CREF)

730 Third Avenue, New York, N.Y. 10017-3206
Telephone: [800-842-2733]

Endorsement to Your CREF Group Supplemental Retirement Annuity Certificate

[Effective Date: Upon receipt/Specific date/Attached at issue]

This endorsement is part of your certificate with CREF. It modifies provisions of your CREF Group Supplemental Retirement Annuity Certificate (GSRA).

The following definitions are added to your certificate:

A Custom Portfolios Model Service (CPMS) Program is an asset allocation program whereby contributions under the plan are allocated to model portfolios comprised of funding options in accordance with prescribed target allocation percentages. Some or all of the funding options under the contract may be administered as part of a CPMS. If and while you are subscribed in a model within the CPMS, CREF (as directed by the contractholder) will periodically execute transfers to and from accounts to track the target allocation percentages of the models created for the CPMS. The terms of the CPMS and the particular funding options that may be administered as part of a CPMS will be as agreed upon by CREF and the contractholder. More than one model in a CPMS may be administered under the contract. However, your accumulation can only be managed under one model within the CPMS program at any time. If you are subscribed to a model within the CPMS, the Allocation of premiums, Internal transfers and Systematic transfers provisions of your Certificate are deleted. If you unsubscribe from a model within the CPMS, all accumulations must be transferred to another investment vehicle(s) available under the plan, after which this endorsement and the associated GSRA Certificate will no longer be applicable.

This GSRA contract is being used in connection with an employer plan in which a Retirement Annuity (RA), Group Retirement Annuity (GRA), Supplemental Retirement Annuity (SRA), or another GSRA contract is simultaneously being used as a funding vehicle and is being record-kept as a single plan in TIAA’s recordkeeping systems for the purposes of making a CPMS available to employees, and therefore

•	the only amounts that may be applied to this GSRA are amounts administered under a model(s) in a CPMS.
•	CREF may transfer your accumulation between this GSRA and the corresponding accounts in the RA, GRA, SRA or another GSRA in accordance with the terms of the CPMS as agreed upon by CREF and the contractholder under circumstances in which you begin or cease participation in a model in a CPMS.

In connection with any CPMS, and notwithstanding any other provisions in the contract to the contrary, you retain, with respect to your accumulation in the CPMS, the following rights to the full extent you may be granted these rights under the contract: the right to (i) withdraw accumulations subject to all otherwise applicable restrictions on an employee’s right to withdraw

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or transfer such accumulations; (ii) vote securities, or delegate the authority to vote securities to another person; (iii) be provided in a timely manner with a written confirmation or other notification of each transaction, and all other documents required by law to be provided to a security holder; and (iv) proceed directly as a security holder against the issuer of any security in your account.

CPMS fee withdrawals, if any, are amounts deducted from your accumulation in accordance with the terms of the employer plan to pay fees associated with the CPMS.

The following is added to the Accumulation units term:

The number of accumulation units under your certificate will also be decreased by any CPMS fee withdrawals.

The following provision is added to your certificate:

Your employer may, in accordance with the terms of the CPMS, and in accordance with CREF's procedures, withdraw amounts from your accumulation under this certificate, to pay fees associated with the CPMS.

 The amount and the effective date of a CPMS fee will be in accordance with the terms of the CPMS and your employer plan. CREF will determine all values as of the end of the effective date. A CPMS fee withdrawal cannot be revoked after its effective date.

 Each CPMS fee withdrawal will be distributed on a pro-rata basis among your accumulations in each CREF account under your certificate and the accumulation in other funding vehicles.

 A CPMS fee withdrawal reduces the accumulation from which it is paid by the amount withdrawn.

 The number of accumulation units in any account will be decreased by the portion of any CPMS fee withdrawal paid from that account.

President and Chief Executive Officer

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